WINDOW ROCK CAPITAL CORP. TO DEVELOP CHINESE REAL ESTATE

HOUSTON JULY 12, 2005 Window Rock Capital Corp. (OTC: NWMN) today announced it has entered into a letter of intent with Jiaxin Consulting Group, Richmond, British Columbia under which a Window Rock subsidiary will transfer to Jiaxin 80% ownership of its Mesa Resort Development Corp. (OTC: MRDV) and Window Rock will retain 20%. Window Rock and Jiaxin, through Mesa, will jointly develop and manage a 50 hectare (123.5 acre) parcel of land valued at approximately $24.5 million USD, on the outskirts of Guangzhou in the rapidly growing Guangdong Province of Southern China.

Charles R. Shirley, CEO of Window Rock, stated, Our relationship with Jiaxin, and contemplated future relationships, will allow Window Rock shareholders to participate in the continued expansion of the Chinese economy. We will clearly benefit from Jiaxins expertise as we add value and improvements to the real estate to meet the needs of the residents of Guangzhou and the nearby megalopolis of Hong Kong and Shenzhen.

Upon completion of the transaction and in consideration for the aforementioned real estate, Jiaxin will own approximately 30% of Window Rocks issued and outstanding shares.

Window Rock Capital Corp., formerly New Morning Corp., recently reorganized to participate in the growth potential associated with real estate development, infrastructure and investment projects occurring within China, as well as Western opportunities where the Company can realize value for its shareholders.

Jiaxin Consulting Group, Inc., a subsidiary of Jiaxin Group, Inc., represents medium sized businesses valued from $1,000,000 to $50,000,000 in China. The company offers a full range of advisory, mergers and acquisition services to buyers and sellers, including valuation and marketing packages to facilitate the sale and acquisition of businesses.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that express the current beliefs and expectations of our management are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or otherwise implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any of the forward-looking statements.

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Charles R. Shirley
charles@aidancapital.com
832-225-1372

Robert Bleckman
robertbleckman@sbcglobal.net
713-521-2147

Phillip Sewell
The Jiaxin Group, Inc.
011-86-22-24109077
psewell@epipoint.com
www.jxingroup.com